EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For More Information:
Ronald L. Thigpen	John Marsh
Executive Vice President and COO	President
Southeastern Bank Financial Corporation	Marsh Communications LLC
706-738-6990	770-458-7553

Georgia Bank Financial Corporation Embarks
on a New Growth Strategy
Holding company changes name; plans new federally chartered thrift in Aiken County, S.C., and new branch location in Athens, Ga.

AUGUSTA, Ga., July 12, 2005 - Georgia Bank Financial Corporation (OTC Bulletin Board: GBFP), the holding company for Georgia Bank & Trust Company of Augusta, today announced that it is embarking on a new growth strategy designed to continue its recent strong asset growth, as well as expand beyond its current geographic market. Effective today, the holding company has changed its name to Southeastern Bank Financial Corporation as the first step in this new strategy, in recognition of its plans to grow outside of its current Georgia market.

“Three and a half years ago, we reached $500 million in assets and set a goal to grow to $1 billion within five years,” said R. Daniel Blanton, president and chief executive officer. “Today, we are approaching $800 million in assets and see that goal within reach. We are now planning to broaden our footprint beyond our Richmond and Columbia County market in Georgia to grow beyond $1 billion. Adopting a regional name for the holding company reflects our desire to grow in both measures while continuing to build on our strong record of community involvement in all the markets we serve.”

Southeastern Bank Financial Corporation plans to file an application with the Office of Thrift Supervision to open a full-service, federally chartered thrift in Aiken County, S.C. It expects to gain approval of the thrift charter in early 2006. The company also is in the process of identifying a new branch location of Georgia Bank & Trust for the Athens, Ga., market, which it expects to open in the fall of this year.

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“Our expansion strategy is based on finding highly-qualified bankers in high-growth markets who fit our community service-based culture, and then leveraging our existing resources to build the bank around those people,” said Blanton. “We are excited to have found two very experienced bankers with long-standing community ties to lead our operations in Aiken and Athens.”

Francis “Frank” A. Townsend III is the new city president of the Aiken market. Previously, Townsend was senior vice president and commercial sales manager for Regions Bank and its predecessor, Palmetto Federal Bank, in Aiken since 1994.

Thomas “Tommy” L. Jackson will lead Georgia Bank & Trust’s expansion in Athens as city president. Before joining Georgia Bank & Trust, Jackson was Athens market president of Park Avenue Bank, responsible for directing the bank’s activities in Athens.

“Our decision to charter a new financial institution and expand into new markets reaffirms our long-held commitment to remain an independent, locally owned and operated bank,” said Blanton. “We plan to continue our legacy as a strong supporter of the communities in which we operate. Aiken and Athens will benefit from our full array of banking products and services - including wealth management and trust, full-service mortgage lending, and both personal and business banking services. And we will provide customers with responsive, high-quality service delivered by bankers with deep community ties, just as we have in our current market during the past 16 years.”

About Southeastern Bank Financial Corporation
Southeastern Bank Financial Corporation is the $751 million-asset bank holding company of Georgia Bank & Trust Company of Augusta, the largest locally owned and operated community bank in the Augusta metro market, with eight full-service offices. The company also has mortgage operations in Augusta and Savannah. The bank focuses primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provides wealth management & trust services. The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol GBFP. For more information, please visit the company’s Web site, www.georgiabankandtrust.com.

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Safe Harbor Statement - Forward-Looking Statements
Statements made in this release by Georgia Bank Financial Corporation (The Company) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Bank’s local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

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